Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Eric Amig
February 10, 2014	(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES 4Q AND FULL-YEAR 2013 OPERATING HIGHLIGHTS

New York, New York — The Federal Home Loan Bank of New York (the “FHLBNY”) today released its unaudited financial highlights for the quarter and year ended December 31, 2013. In the fourth quarter of 2013, the FHLBNY earned $88.8 million in net income, an increase of $4.9 million, or 5.8 percent, from net income of $83.9 million for the fourth quarter of 2012. The FHLBNY’s net income for 2013 was $304.6 million, a decrease of $56.1 million, or 15.6 percent, from net income of $360.7 million for 2012.

“Throughout 2013, the Federal Home Loan Bank of New York acted on our mission to provide our members with access to funding to help them meet the banking needs of the communities we all serve,” said Alfred A. DelliBovi, president and CEO of the FHLBNY. “Over the year, the Home Loan Bank served not only as a reliable source of daily liquidity for our members, but also acted as their partner through our Community Investment Programs to the benefit of families and neighborhoods across New Jersey, New York, Puerto Rico and the U. S. Virgin Islands. In October 2013, we strengthened our management team, naming José González as our executive vice president. Our continued strong performance, our focus on advances, our talented management team and committed staff, and our members’ dedication to their communities has our cooperative well-positioned as we move through 2014.”

The year-over-year decline in net income was primarily attributable to a decline in net interest income and lower net realized and unrealized gains on derivatives and hedging activities.

As of December 31, 2013, total assets were $128.3 billion, an increase of $25.3 billion, or 24.6 percent, from total assets of $103.0 billion as of December 31, 2012. The increase in total assets was primarily the result of an increase in advances during the period as members grew their asset base and relied on the FHLBNY to provide the funding. As of December 31, 2013, advances were $90.8 billion, an increase of $14.9 billion, or 19.6 percent, from $75.9 billion as of December 31, 2012. This increase was driven primarily by the borrowings of several member-lenders.

As of December 31, 2013, total capital was $6.5 billion, an increase of $1 billion, or 18.2 percent, from $5.5 billion as of December 31, 2012. The FHLBNY’s retained earnings increased during 2013 by $104.7 million to $998.5 million as of December 31, 2013. The FHLBNY’s unrestricted retained earnings was $841.4 million as of December 31, 2013; and its restricted retained earnings balance was $157.1 million as of the same date. At December 31, 2013, the FHLBNY met its regulatory capital ratios and liquidity requirements.

The FHLBNY set aside $34 million for its Affordable Housing Program for the year ended December 31, 2013, a decrease of $6.3 million, or 15.6 percent, from $40.3 million for the year ended December 31, 2012.

The FHLBNY will publish its 2013 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed by March 21, 2014.

Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLB of New York currently serves more than 340 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.